Exhibit 10.1

AMERIGAS PROPANE, INC.
2010 LONG-TERM INCENTIVE PLAN
ON BEHALF OF AMERIGAS PARTNERS, L.P.

PHANTOM UNIT GRANT LETTER

This PHANTOM UNIT GRANT, dated as of December 3, 2012 (the “Date of Grant”), is delivered by AmeriGas Propane, Inc. (the “Company”) to _____________ (the “Participant”).
RECITALS
WHEREAS, the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on Behalf of AmeriGas Partners, L.P. (the “Plan”) provides for the grant of Phantom Units (“Phantom Units”) with respect to common units of AmeriGas Partners, L.P. (“APLP”);
WHEREAS, the Plan has been adopted by the Board of Directors of the Company and approved by the common unit holders of APLP (“Unitholders”);
WHEREAS, a Phantom Unit is a hypothetical unit that represents the value of one common unit of APLP (“Common Unit”);
WHEREAS, the Compensation/Pension Committee of the Board of Directors of the Company (“Committee”) has decided to grant Phantom Units to the Participant on the terms described below.
NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:
1.Grant of Phantom Units. Subject to the terms and conditions set forth in this Grant Letter and in the Plan, the Company hereby grants to the Participant [__________] Phantom Units. The Phantom Units are contingently awarded and will be earned and payable if and to the extent that the conditions of this Grant Letter are met.
2.    Vesting. The Participant shall earn the right to payment of the Phantom Units if the Participant continues in employment with the Company and its Affiliates through December 3, 2014 (the “Vesting Date”).
3.    Termination of Employment. Except as provided in this Section 3, if the Participant’s employment with the Company and its Affiliates terminates before the Vesting Date, the Phantom Units will be forfeited. If the Participant ceases to be employed by the Company and its Affiliates before the Vesting Date under the following circumstances, the Phantom Units shall vest as follows:
(a)    Retirement, Death or Disability. If the Participant ceases to be employed by the Company on account of Retirement (as defined below), death or Disability (as defined in the Plan) before December 3, 2013, 50% of the Phantom Units will vest on the date of Retirement, death or Disability, as applicable. The remaining Phantom Units will be forfeited. If the Participant ceases to be employed by the Company on account of Retirement, death or Disability on or after December 3, 2013, but before the Vesting Date, the Phantom Units will fully vest on the date of Retirement, death or Disability, as applicable.
4.    Definitions. Wherever used in this Grant Letter, the following terms shall have the meanings set forth below:
(a)    “Affiliate” shall have the meaning given that term in the Plan.
(b)    “Code” means the Internal Revenue Code of 1986, as amended.
(c)    “Retirement” means the Participant’s separation from employment upon or after attaining (i) age 55 with at least 10 years of service with the Company or its Affiliates, or (ii) age 65 with at least 5 years of service with the Company or its Affiliates.
(d)    “Termination without Cause” means termination of employment by the Company for the convenience of the Company for any reason other than (i) misappropriation of funds, (ii) habitual insobriety or substance abuse adversely affecting the performance of duties, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company.
5.    Payment with Respect to Phantom Units. When the Phantom Units vest on the Vesting Date or an earlier date described in Section 3, the Company shall pay to the Participant whole Common Units equal to the number of Phantom Units that have become vested on such date. Payment shall be made within 30 business days after the date on which the Phantom Units vest, subject to Section 13 below.
6.    Distribution Equivalents with Respect to Phantom Units
(a)    Distribution Equivalents (as defined in the Plan) shall accrue with respect to the Phantom Units and shall be payable subject to the same vesting and other terms as the Phantom Units to which they relate. Distribution Equivalents shall be credited with respect to the Phantom Units from the Date of Grant until the payment date of the Phantom Units (or until they are forfeited). If and to the extent that the underlying Phantom Units are forfeited, all related Distribution Equivalents shall also be forfeited.
(b)    While the Phantom Units are outstanding, the Company will keep records of Distribution Equivalents in a bookkeeping account for the Participant. On each payment date for a distribution paid by APLP on its Common Units, the Company shall credit to the Participant’s account an amount equal to the Distribution Equivalents associated with the Phantom Units held by the Participant on the record date for the distribution. No interest will be credited to any such account. Vested Distribution Equivalents will be paid in cash at the same time and on the same terms as the underlying vested Phantom Units are paid.
7.    Withholding. All payments under this Grant Letter are subject to applicable tax withholding, and the Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal (including FICA), state, local or other taxes that the Company is required to withhold with respect to the payments under this Grant Letter. Applicable taxes shall be withheld from all cash payments under this Grant Letter. Unless the Committee determines otherwise, the Company’s tax withholding obligation with respect to payments in Common Units shall be satisfied by having Common Units withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.
8.    Change of Control. If a Change of Control (as defined in the Plan) occurs, the outstanding Phantom Units and Distribution Equivalents shall become fully vested as of the date of the Change of Control and shall be paid on the Closing Date of the Change of Control. However, in the event that the transaction constituting a Change of Control is not a “change in control event” under section 409A of the Code, the outstanding Phantom Units and Distribution Equivalents shall be paid on the first to occur of the Vesting Date or the Participant’s termination of employment, instead of upon the Change of Control, if required under Section 409A.
9.    Grant Subject to Plan Provisions and Company Policies.
(a)    This grant is made pursuant to the Plan, which is incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Phantom Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Common Units, (ii) adjustments pursuant to Section 5(c) of the Plan and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
(b)    This Phantom Unit grant and all Common Units issued pursuant to this Phantom Unit grant shall be subject to the UGI Corporation Stock Ownership Policy as adopted by the Board of Directors of the Company and any applicable clawback and other policies implemented by the Board of Directors of the Company, as in effect from time to time.
(c)    No reduction shall be made to amounts payable under this Grant Letter by reason of Section 4.01(e) of the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan or the AmeriGas Propane, Inc. Executive Employee Severance Plan, as applicable.
10.    No Employment or Other Rights. The grant of Phantom Units shall not confer upon the Participant any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.
11.    No Unitholder Rights. Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a Unitholder with respect to the Common Units related to the Phantom Units, unless and until certificates for Common Units have been issued to the Participant or successor.
12.    Assignment and Transfers. The rights and interests of the Participant under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Grant Letter may be assigned by the Company without the Participant’s consent.

13.    Compliance with Code Section 409A. Notwithstanding the other provisions hereof, this Grant Letter is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable, or an exception. Any reference to a Participant’s termination of employment shall mean a Participant’s “separation from service,” as such term is defined under section 409A. For purposes of section 409A, each payment of compensation under this Grant Letter shall be treated as a separate payment. Notwithstanding anything in this Grant Letter to the contrary, if the Participant is a “key employee” under section 409A and if payment of any amount under this Grant Letter is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A and shall be paid within 10 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.
14.    Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
15.    Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Corporate Secretary at the Company’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Grant Letter, and the Participant has executed this Grant Letter, effective as of the Date of Grant.

AmeriGas Propane, Inc.
Attest

By:

I hereby acknowledge receipt of the Plan. I accept the Phantom Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding on me and any other person having or claiming a right under this grant.

Participant

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